Exhibit 99.1

InnerWorkings Announces Third Quarter 2008 Results

Record Revenue Reflects 69 Percent Quarter-Over-Quarter Growth and

Seven Organic Enterprise Wins; Updates 2008 Outlook

Chicago, IL, November 6, 2008 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions to corporate clients, today reported results for the three months ended September 30, 2008.

Quarterly Highlights:

•	Revenue grew 69 percent compared with the third quarter of 2007 to $122.0 million.

•	Net income increased 41 percent to $5.7 million, up from $4.0 million in the third quarter of 2007.

•	Quarter-over-quarter enterprise revenue increased 68 percent to $79.2 million.

•	Organic growth rate exceeded 17 percent during the quarter and seven new enterprise clients were added.

•	The Company increased its sales force through the addition of 16 new account executives during the quarter, increasing the total to 265 as of September 30, 2008.

•	Cash flow generated from operations was $3.6 million compared to the $2.5 million generated from operations in the third quarter of 2007.

•	Diluted earnings per share were $0.12, up from $0.08 in the third quarter of 2007. Operating earnings per share for the quarter were $0.10.

Revenue for the Company’s third quarter was $122.0 million, an increase of 69 percent compared to revenue of $72.1 million in the third quarter of 2007. Operating income was $7.8 million versus $5.8 million during the same quarter of 2007.

“We continued to generate strong sales momentum during the third quarter, particularly among our enterprise relationships, positioning the Company very favorably for strong organic growth in 2009 and beyond,” stated Steven E. Zuccarini, Chief Executive Officer of InnerWorkings. “While we realized many achievements during the period, InnerWorkings is not immune to the current macroeconomic environment. Beginning in September and intensifying in October, we have experienced new increased pressure on marketing and advertising budgets, particularly among our clients in the financial, retail, housing and pharmaceutical industries.”

Additional third quarter 2008 financial and operational highlights include the following:

•	For the third quarter of 2008, 65 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 35 percent derived from transactional clients.

•	In the third quarter of 2008, the Company sold 150,000 common shares of Echo Global Logistics, Inc. for $1.5 million in cash. The Company retains 1,350,000 common shares of Echo.

•	As of September 30, 2008, the Company had a cash and marketable securities balance of $32.5 million.

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In the second quarter of 2008, the Company authorized a share repurchase program to buy back up to $50 million of its outstanding shares through December 31, 2009. Since the inception of the program, the Company has purchased approximately 2.2 million shares of its common stock for $26.2 million at an average price of $11.82 per share.

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During the third quarter of 2008, the Company made additional borrowings under our existing credit facilities bringing our total debt to $35.5 million with a total net debt of $3.0 million as of September 30, 2008. The Company has $72.2 million of available liquidity.

“Our success as a high-service, low cost provider continues to reap long-term benefits and we firmly believe that InnerWorkings is on track to become a global multi-billion dollar business,” stated Eric D. Belcher, President and Chief Operating Officer of InnerWorkings.

Outlook

The Company is adjusting near-term 2008 revenue guidance to a range of $435 million to $450 million. Annual earnings per share guidance has been revised to a range of $0.41 to $0.43. Operating earnings per share results are now estimated to range from $0.09 to $0.11 for the fourth quarter of 2008, which reflect the macroeconomic environment.

“We are taking the actions necessary to successfully navigate through this period of economic uncertainty,” stated Joseph M. Busky, Chief Financial Officer of InnerWorkings. “Despite the weak economy, we are actively taking advantage of the opportunities presented and remain very positive about the business in 2009 and beyond. Even with the revised 2008 guidance, we expect to finish with an annual revenue run-rate in excess of $500 million as we enter 2009. Additionally, we expect strong organic growth and to continue to make selective acquisitions throughout 2009.”

Details regarding 2009 guidance will be provided during the Company’s Investor Day scheduled for November 20, 2008 in New York City.

Conference Call

A conference call will be broadcast live on Thursday, November 6, 2008, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Steven E. Zuccarini, Chief Executive Officer; Joseph M. Busky, Chief Financial Officer; and Eric D. Belcher, President and Chief Operating Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Form 10-K for our most recently completed fiscal year.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@inwk.com

Condensed Consolidated Statements of Income

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
Revenue	$72,149,970	$122,016,248	$198,392,945	$314,554,263
Cost of goods sold	53,806,336	92,540,770	148,417,678	237,732,172

Gross profit	18,343,634	29,475,478	49,975,267	76,822,091
Operating expenses:
Selling, general, and administrative expenses	11,877,927	20,305,114	33,202,122	54,854,905
Depreciation and amortization	640,697	1,337,901	1,579,815	3,207,904

Income from operations	5,825,010	7,832,463	15,193,330	18,759,282
Total other income	779,448	1,387,327	2,022,304	6,879,302

Income before taxes	6,604,458	9,219,790	17,215,634	25,638,584
Income tax expense	2,577,243	3,540,699	6,705,397	9,996,182

Net income	$4,027,215	$5,679,091	$10,510,237	$15,642,402

Basic earnings per share	$0.08	$0.12	$0.22	$0.33
Diluted earnings per share	$0.08	$0.12	$0.21	$0.31

Consolidated Balance Sheet

	December 31, 2007	September 30, 2008
		(unaudited)
Balance Sheet Data
Cash and cash equivalents	$26,716,239	$17,985,954
Marketable securities	17,975,000	14,492,918
Accounts receivable, net of allowance for doubtful accounts	77,280,954	92,197,483
Unbilled revenue	12,432,916	22,322,325
Inventories	5,455,083	8,092,811
Prepaid expenses	6,653,493	7,914,395
Other current assets	2,900,545	6,692,856
Total long-term assets	57,419,000	93,044,267

Total assets	$206,833,230	$262,743,009

Accounts payable-trade	$46,017,853	$73,137,100
Revolving credit facility	—	35,478,508
Other current liabilities	13,222,817	14,853,053
Total long-term liabilities	147,481	271,375
Total stockholders’ equity	147,445,079	139,002,973

Total liabilities and stockholders’ equity	$206,833,230	$262,743,009

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2007	2008
Cash flow Data
Net cash provided by operating activities	6,874,276	14,727,353
Net cash used in investing activities	(14,977,702)	(33,728,170)
Net cash provided by financing activities	41,808,374	10,126,402

Effect of exchange rate changes on cash and cash equivalents	—	144,130

Increase (decrease) in cash and cash equivalents	33,704,948	(8,730,285)
Cash and cash equivalents, beginning of period	20,612,944	26,716,239

Cash and cash equivalents, end of period	$54,317,892	$17,985,954